Exhibit 99.5

The NASDAQ OMX Group, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

Year Ended December 31, 2007

(in thousands, except per share amounts)

	Nasdaq	OMX US GAAP	Equity Investment in DIFX (Note 4)	Pro Forma Adjustments	Note		NASDAQ OMX Pro Forma Combined	PHLX	PHLX Pro Forma Adjustments	Note		Pro Forma Combined
Revenues
Market Services	$2,152,390	$397,864	$—	$—			$2,550,254	$125,526	$—			$2,675,780
Issuer Services	283,885	60,363	—	—			344,248	—	—			344,248
Market Technology	—	111,575	7,429	—			119,004	—	—			119,004
Other	317	1,043	—	—			1,360	7,335	—			8,695

Total revenues	2,436,592	570,845	7,429	—			3,014,866	132,861	—			3,147,727
Cost of revenue
Liquidity rebates	(1,049,812)	—	—	—			(1,049,812)	—	—			(1,049,812)
Brokerage, clearance and exchange fees	(574,541)	—	—	—			(574,541)	—	—			(574,541)

Total cost of revenues	(1,624,353)	—	—	—			(1,624,353)	—	—			(1,624,353)

Revenues less liquidity rebates, brokerage, clearance and exchange fees	812,239	570,845	7,429	—			1,390,513	132,861	—			1,523,374

Expenses
Compensation and benefits	200,369	176,214	—	—			376,583	70,067	—			446,650
Marketing and advertising	20,822	10,321	—	—			31,143	—	—			31,143
Depreciation and amortization	38,890	40,553	—	(12,820)	5	(b)	96,523	12,597	11,000	3	(a)	120,120
				29,900	5	(a)
Professional and contract services	32,113	64,546	—	(11,840)	5	(g)	84,819	9,187	—			94,006
Computer operations and data communications	28,694	47,753	—	(12,932)	5	(h)	63,515	12,585	—			76,100
Provision for bad debts	1,858	—	—	—			1,858	—	—			1,858
Occupancy	34,556	29,931	—	—			64,487	4,899	—			69,386
Regulatory	28,865	—	—	—			28,865	—	—			28,865
General, administrative and other	60,410	47,532	—	(5,836)	6	(a)	102,106	17,023	(5,600)	3	(b)	113,529

Total operating expenses	446,577	416,850	—	(13,528)			849,899	126,358	5,400			981,657

Operating income	365,662	153,995	7,429	13,528			540,614	6,503	(5,400)			541,717
Interest income	37,646	13,906	—	(16,318)	5	(i)	35,234	2,364	—			37,598
Interest expense	(72,863)	(21,341)	—	(88,800)	5	(c)	(113,624)	—	(47,600)	3	(c)	(161,224)
				(9,362)	5	(c)
				21,341	5	(c)
				57,401	6	(a)
Loss from unconsolidated investees, net	—	6,495	(7,408)	—			(913)	—	—			(913)
Gain on foreign currency contracts	43,950	—	—	7,841	6	(a)	51,791	—	—			51,791
Dividend income	14,540	—	—	(14,540)	6	(a)	—	532	—			532
Capital gains from shares in equity investments	—	15,178	—	—			15,178	—	—			15,178
Gain on sale of strategic initiative	431,383	—	—	(431,383)	6	(a)	—	—	—			—
Strategic initiative costs	(26,511)	—	—	26,511	6	(a)	—	—	—			—
Minority interests	96	(1,035)	—	—			(939)	—	—			(939)

Income before income taxes	793,903	167,198	21	(433,781)			527,341	9,399	(53,000)			483,740
Income tax provision	275,502	32,571	8	(140,822)	5	(e)	167,259	6,132	(26,026)	3	(d)	147,364

Net income	$518,401	$134,627	$13	$(292,959)			$360,082	$3,267	$(26,974)			$336,376

Basic and diluted earnings per share:
Basic	$4.47	$1.12										$1.90

Diluted	$3.46	$1.12										$1.62

Weighted-average common shares outstanding for earnings per share:
Basic	116,064	120,640		60,562	5	(f)						176,626
Diluted	152,529	120,640		60,562	5	(f)						213,091

See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

The NASDAQ OMX Group, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2008

(in thousands, except share and par value amounts)

	NASDAQ OMX Consolidated	PHLX	Pro Forma Adjustments	Note		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$736,020	$51,239	$(43,700)	3		$714,334
			(9,743)	3
			(2,000)	3, 3	(c)
			(17,482)	2
Financial investments, at fair value	121,208	16,547	—			137,755
Receivables, net	403,614	22,293	—			425,907
Deferred tax assets	15,987	—	—			15,987
Market value, outstanding derivative positions	476,954	—	—			476,954
Other current assets	181,231	8,838	(3,257)	3		186,812

Total current assets	1,935,014	98,917	(76,182)			1,957,749

Clearing and depository items	—	6,921	—			6,921
Advance to clearing accounts	—	3,124	—			3,124
Available for sale, held to maturity	—	3,068	—			3,068
Property and equipment, net	189,786	60,852	(26,536)	2		224,102
Non-current deferred tax assets	156,948	19,720	—			176,668
Goodwill	3,918,636	—	428,322	3		4,502,910
			98,897	5	(a)
			57,055	2
Intangible assets, net	2,214,228	—	335,000	3		2,385,628
			(163,600)	5	(a)
Other assets	376,695	622	(7,148)	2		370,169

Total assets	$8,791,307	$193,224	$645,808			$9,630,339

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$208,837	$22,594	—			$231,431
Section 31 fees payable to SEC	77,686	—	—			77,686
Accrued personnel costs	82,762	2,435	5,641	2		90,838
Deferred revenue	203,195	5,648	—			208,843
Income tax payable	110,293	9,010	—			119,303
Other accrued liabilities	155,855	921	—			156,776
Deferred tax liabilities	29,579	171	5,023	3	(a)	28,156
			(6,617)	5	(a)
Market value, outstanding derivative positions	476,954	—	—			476,954
Current portion of debt obligations	68,906	—	24,375	3	(c)	93,281

Total current liabilities	1,414,067	40,779	28,422			1,483,268
Clearing and depository items	—	6,921	—			6,921
Debt obligations	1,574,590	—	625,625	3	(c)	2,200,215
Non-current deferred tax liabilities	925,832	—	147,938	3	(a)	1,015,684
			(58,086)	5	(a)
Non-current deferred revenue	136,835	—	—			136,835
Other liabilities	115,007	47,185	248	2		162,440

Total liabilities	4,166,331	94,885	744,147			5,005,363
Minority interests	12,391	—	—			12,391
Stockholders’ equity
Common stock, $0.01 par value, 300,000,000 shares authorized, 199,921,225 shares issued and 199,665,445 shares outstanding	2,001	4	(4)	3		2,001
Preferred stock, 30,000,000 shares authorized, none issued or outstanding	—	—	—			—
Additional paid-in capital	3,465,194	113,614	(113,614)	3		3,465,194
Common stock in treasury, at cost: 255,780 shares	(9,259)	(3,240)	3,240	3		(9,259)
Accumulated other comprehensive income	2,888	(3,678)	3,678	3		2,888
Retained earnings	1,151,761	(8,361)	8,361	3		1,151,761

Total stockholders’ equity	4,612,585	98,339	(98,339)			4,612,585

Total liabilities, minority interests and stockholders’ equity	$8,791,307	$193,224	$645,808			$9,630,339

See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

The NASDAQ OMX Group, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

Three Months Ended March 31, 2008

(in thousands, except per share amounts)

	NASDAQ OMX Consolidated	OMX US GAAP: 1/1/08- 2/26/08	Equity Investment in DIFX: 1/1/08- 2/26/08 (Note 4)	OMX Pro Forma Adjustments	Note		NASDAQ OMX Pro Forma Combined	PHLX	PHLX Pro Forma Adjustments	Note		Pro Forma Combined
Revenues
Market Services	$726,963	$72,525	$—	$—			$799,488	$38,110	$—			$837,598
Issuer Services	75,688	10,508	—	—			86,196	—	—			86,196
Market Technology	11,023	12,642	1,238	—			24,903	—	—			24,903
Other	152	69	—	—			221	1,102	—			1,323

Total revenues	813,826	95,744	1,238	—			910,808	39,212	—			950,020
Cost of revenue
Liquidity rebates	(384,771)	—	—	—			(384,771)	—	—			(384,771)
Brokerage, clearance and exchange fees	(150,723)	—	—	—			(150,723)	—	—			(150,723)

Total cost of revenues	(535,494)	—	—	—			(535,494)	—	—			(535,494)

Revenues less liquidity rebates, brokerage, clearance and exchange fees	278,332	95,744	1,238	—			375,314	39,212	—			414,526

Expenses
Compensation and benefits	73,402	31,111	—	—			104,513	17,735	—			122,248
Marketing and advertising	1,898	1,899	—	—			3,797	—	—			3,797
Depreciation and amortization	15,912	7,296	—	(2,195)	5	(b)	24,599	3,400	2,750	3	(a)	30,749
				3,586	5	(a)
Professional and contract services	13,801	10,163	—	—			23,964	2,296	—			26,260
Computer operations and data communications	8,177	7,874	—	—			16,051	2,928	—			18,979
Provision for bad debts	966	—	—	—			966	—	—			966
Occupancy	12,333	4,253	—	—			16,586	1,316	—			17,902
Regulatory	7,472	—	—	—			7,472	—	—			7,472
Merger expenses	1,461	—	—	—			1,461	—	—			1,461
General, administrative and other	9,891	6,830	—	—			16,721	4,822	—			21,543

Total operating expenses	145,313	69,426	—	1,391			216,130	32,497	2,750			251,377

Operating income	133,019	26,318	1,238	(1,391)			159,184	6,715	(2,750)			163,149
Interest income	10,146	1,098	—	(6,348)	5	(i)	4,896	374	—			5,270
Interest expense	(8,687)	(3,426)	—	(12,510)	5	(c)	(22,656)	—	(9,907)	3	(c)	(32,563)
				(1,459)	5	(c)
				3,426	5	(c)
Investment income	397	1,349	—	—			1,746	—	—			1,746
Gain from unconsolidated investees, net	26,336	738	(1,418)	(26,000)	4		(344)	—	—			(344)
Gain on foreign currency contracts	35,254	—	—	—			35,254	—	—			35,254
Dividend income	—	—	—	—			—	123	—			123
Minority interests	(253)	(154)	—	195	5	(d)	(212)	—	—			(212)

Income before income taxes	196,212	25,923	(180)	(44,087)			177,868	7,212	(12,657)			172,423
Income tax provision	74,849	7,513	(71)	(18,086)	5	(e)	64,205	3,217	(5,779)	3	(d)	61,643

Net income	$121,363	$18,410	$(109)	$(26,001)			$113,663	$3,995	$(6,878)			$110,780

Basic and diluted earnings per share:
Basic	$0.75	$0.15										$0.56

Diluted	$0.69	$0.15										$0.52

Weighted-average common shares outstanding for earnings per share:
Basic	160,979	120,640		37,934	5	(f)						198,913
Diluted	176,184	120,640		37,934	5	(f)						214,118

See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements of The NASDAQ OMX Group, Inc.

Note 1. Description of the PHLX Acquisition and OMX Business Combination

Acquisition of PHLX

On July 24, 2008, NASDAQ OMX completed the acquisition of PHLX, or the PHLX acquisition. NASDAQ OMX’s cost to acquire PHLX of approximately $708.7 million ($652.0 million cash paid plus approximately $56.7 million of direct acquisition costs and working capital adjustments) is subject to certain post-closing adjustments.

Business Combination with OMX

On February 27, 2008, Nasdaq and OMX combined their businesses and Nasdaq was renamed The NASDAQ OMX Group, Inc., or NASDAQ OMX. The business combination was completed pursuant to the terms of an agreement with Borse Dubai Limited, a Dubai company, or Borse Dubai, dated November 15, 2007. Pursuant to that agreement, Borse Dubai conducted an offer to acquire all of the outstanding shares of OMX and subsequently, on February 27, 2008, sold the OMX shares acquired in the offer or otherwise owned by Borse Dubai or its subsidiaries to Nasdaq. Nasdaq acquired 117,227,931 OMX shares, representing 97.0% of the share capital of OMX for SEK 11,678,630,352 ($1,879.4 million) in cash and 60,561,515 shares of Nasdaq common stock ($2,266.8 million) issued to Borse Dubai. Subsequently, Borse Dubai acquired an additional 2,013,350 shares of OMX and, on March 17, 2008, sold those OMX shares to us in exchange for SEK 533,537,750 ($88.4 million) in cash, as a result of which we now own 98.8% of OMX’s outstanding shares. Nasdaq’s cost to acquire OMX of $4,309.4 million, which includes $74.8 million of direct acquisition costs, is recorded in the NASDAQ OMX historical condensed combined balance sheet as of March 31, 2008 and is subject to certain post-closing adjustments. The cash component of the purchase price, including acquisition and acquisition-related costs, was financed through cash on hand, our new credit facilities and the issuance of 2.5% convertible senior notes.

As part of the business combination with OMX, on February 27, 2008, we also acquired 33 1/3% of the equity of DIFX in exchange for a contribution of $50 million in cash to DIFX and the entry into certain technology and trademark licensing agreements.

The business combination of Nasdaq and OMX and the acquisition of the equity interest in DIFX are collectively referred to herein as the Transactions.

Note 2. Basis of Presentation

The unaudited pro forma condensed combined financial statements are presented to illustrate the effects of the PHLX acquisition and the Transactions on the historical financial position and operating results of Nasdaq, OMX and PHLX. In accordance with Regulation S-X, we have excluded the material non-recurring charges or credits and related tax effects which resulted directly from our initial equity investment in DIFX that were included in our historical condensed consolidated statement of income for the three months ended March 31, 2008. The remaining effects of the DIFX transaction have been included in our pro forma condensed combined statements of income. In addition, we have also excluded the material non-recurring charges or credits and related tax effects related to our investment in the London Stock Exchange plc, or the LSE, that were included in Nasdaq’s historical statement of income for the year ended December 31, 2007. On September 25, 2007, Nasdaq, through its wholly-owned subsidiary Nightingale Acquisition Limited, sold shares, representing at that time 28.0% of the share capital of the LSE, to Borse Dubai for $1,590.7 million in cash. Nasdaq sold the substantial balance of its remaining holdings in the LSE in open market transactions for approximately $193.5 million in cash on September 26, 2007. Total proceeds from the sale of our holdings in the LSE were $1,784.2 million. As a result of the sale, Nasdaq recognized a $431.4 million pre-tax gain, which is net of $18.0 million of costs directly related to the sale, primarily broker fees. On September 28, 2007, Nasdaq used approximately $1,055.5 million of the proceeds from the above transactions to repay in full and terminate our then-outstanding credit facilities. The remaining effects of the LSE transaction have also been included in our pro forma statement of income. See Note 4, “Equity Investment in DIFX,” and Note 6, “LSE Related Transactions,” for further discussion.

The unaudited pro forma condensed combined statements of income combine the historical consolidated statements of income of Nasdaq, OMX and PHLX, giving effect to the PHLX acquisition and the Transactions as if they had been completed on January 1, 2007. The unaudited pro forma condensed combined statement of income for the three months ended March 31, 2008, or the interim pro forma income statement, includes OMX’s operations from the date of the business combination of February 27, 2008 through March 31, 2008, and the historical OMX consolidated statement of income from January 1, 2008 through February 26, 2008. The equity investment in DIFX and the OMX pro forma adjustments in the interim pro forma income statement represent adjustments for the period January 1, 2008 through February 26, 2008, as results after February 26, 2008 have been consolidated in the historical NASDAQ OMX income statement. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balances sheets of NASDAQ OMX and PHLX, giving effect to the PHLX acquisition as if it had occurred on March 31, 2008.

The unaudited pro forma condensed combined financial statements have been prepared using the purchase method of accounting with NASDAQ OMX treated as the acquirer, have been prepared in accordance with U.S. GAAP and should be read together with the separate financial statements of Nasdaq, OMX and PHLX.

The unaudited pro forma condensed combined financial data is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the PHLX acquisition and the Transactions had been completed during the period or as of the dates for which the pro forma data is presented. In addition, the unaudited pro forma condensed combined financial data does not purport to project the future consolidated financial position or operating results of the combined company.

The purchase price for PHLX has been allocated to the assets acquired and liabilities assumed based on management’s preliminary estimate of their respective fair values. Independent valuation specialists assisted NASDAQ OMX’s management in the acquisition in determining the fair values of the net assets acquired and the intangible assets. The work performed by the independent valuation specialists has been considered by management in determining the fair values reflected in these unaudited pro forma condensed combined financial statements. The valuations are based on the actual assets acquired and liabilities assumed at the acquisition date and management’s consideration of the independent specialists’ valuation work. Among the provisions of Statement of Financial Accounting Standards, or SFAS, No. 141, “Business Combinations,” or SFAS 141, criteria have been established for determining whether intangible assets should be recognized separately from goodwill. SFAS No. 142, “Goodwill and Other Intangible Assets,” or SFAS 142, provides, among other guidelines, that goodwill and intangible assets with indefinite lives will not be amortized, but rather are tested for impairment on at least an annual basis. The purchase price allocation pro forma adjustments are preliminary, have been made solely for the purpose of providing unaudited pro forma condensed combined financial data and are subject to revision based on a final determination of fair value as soon as possible, but no later than one year from the date of the PHLX acquisition.

The accompanying unaudited pro forma condensed combined statements of income do not include (1) any revenue or cost saving synergies that may be achievable through the PHLX acquisition and the business combination with OMX, or (2) the impact of non-recurring items directly related to the PHLX acquisition and the business combination with OMX.

NASDAQ OMX expects to incur a number of non-recurring costs associated with combining the operations of the companies such as, but not limited to, severance, contract terminations and technology integration and the related elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of their respective businesses. We have begun to finalize our plan to integrate certain activities related to our business combination with OMX. In accordance with EITF 95-3, we have identified $57.1 million of adjustments associated with combining the operations of Nasdaq and OMX. As these adjustments constitute additional purchase price under the provisions of EITF 95-3, we have included them as pro forma adjustments to goodwill in the unaudited pro forma condensed combined balance sheet. The additional costs are as follows (in millions):

• Additional direct acquisition costs incurred	$17.5
• Technology write-downs	26.5
• Reduction in the fair value of certain assets acquired	7.2
• Additional severance costs	5.6
• Other	0.3

$57.1

For PHLX, such costs have not been reflected in the pro forma condensed combined financial data because they represent non-recurring charges directly attributable to the PHLX acquisition. At this time, the specific amount cannot be estimated as sufficient information is not available. Following the completion of the integration with OMX and PHLX, NASDAQ OMX will continue to revise its disclosure on a go-forward basis.

For the purpose of the pro forma condensed combined financial information, OMX financial information has been translated into U.S. Dollars and is presented in accordance with U.S. GAAP. The statement of income of OMX for the year ended December 31, 2007 has been translated using an average exchange rate of 6.7568. The presentation in U.S. Dollars of OMX’s statement of income for the period January 1, 2008 through February 26, 2008 is based on average monthly SEK/U.S. Dollar exchange rates in effect for the applicable periods.

Certain reclassifications have been made to the historical financial statements of PHLX and OMX to conform to the presentation expected to be used by NASDAQ OMX. We expect there could be additional reclassifications in the year following the completion of the PHLX acquisition and the business combination with OMX.

Note 3. PHLX Acquisition

Purchase price

The total preliminary purchase price is estimated at approximately $708.7 million and is comprised of (in millions):

Cash component	$652.0	(a)
Acquisition costs	13.0	(b)
Working capital adjustments	43.7	(c)

Total purchase consideration	$708.7

(a)	Source of the cash component is the drawdown of debt of $650.0 million under a five-year $2,000.0 million senior secured term loan facility and the use of $2.0 million cash on hand.

(b)

Management’s estimate of direct costs of the acquisition, which include legal and advisory fees incurred by NASDAQ OMX. This estimate was based on NASDAQ OMX’s historical experience as well as fee estimates provided by advisors. Of the $13.0 million of acquisition costs, $3.3 million were capitalized as other assets on the historical balance sheet of NASDAQ OMX as of March 31, 2008 and included as a pro forma adjustment to that line on the unaudited pro forma condensed combined balance sheet. The remaining costs were funded with cash on hand.

(c)

Estimated working capital surplus paid at closing per the acquisition agreement. We deposited $15.0 million of the approximately $43.7 million into an escrow account until the final working capital adjustment is calculated. This payment will be funded with cash on hand.

The above estimated purchase price has been preliminarily allocated based on an estimate of the fair value of PHLX’s assets acquired and liabilities assumed. In addition, we have begun to finalize our plan to integrate certain activities related to our acquisition of PHLX. We are still gathering information from which to make final decisions regarding the optimal organization of the combined company, from which additional adjustments and refinements to our plan will arise. As such, additional adjustments to the PHLX purchase price allocation will be recorded as we estimate restructuring costs associated with integration activities of the combined company in accordance with the requirements of Emerging Issues Task Force No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination,” or EITF 95-3. Upon completion of the organizational analysis and the approval of appropriate management, our plan will be finalized. The future adjustments, whether increasing or decreasing our plan’s total value, will impact goodwill and accounts payable and accrued liabilities. We expect our plan to be finalized during the one year allocation period. We are completing our plan under the provisions of EITF 95-3. All other restructuring liabilities outside the scope of EITF 95-3 will be recognized in the income statement when those costs have been incurred in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” The final valuation of net assets will be completed as soon as possible but no later than one year from the acquisition date. To the extent that the estimates need to be adjusted, we will do so, but no later than one year after closing in accordance with SFAS 141.

The following is a summary of the preliminary allocation of the total purchase price in the PHLX acquisition as reflected in the unaudited pro forma condensed combined balance sheet as of March 31, 2008:

(in millions)
Historical equity of PHLX	$98.3
Fair value of identifiable intangible assets:
Exchange and futures registrations	198.5
Customer relationships	119.5
Technology	10.6
Trade name	6.4

Total fair value of identifiable intangible assets	335.0
Deferred tax impact of purchase accounting adjustments	(152.9)
Residual goodwill created from the PHLX acquisition	428.3

Total preliminary purchase price	$708.7

In performing the preliminary purchase price allocation, NASDAQ OMX considered, among other factors, the intention for the future use of the acquired assets, analyses of historical financial performance, and an estimate of the future performance of PHLX’s business. The estimate of the fair values of intangible assets is based, in part, on a valuation using an income approach, market approach, or cost approach, as appropriate. The risk-adjusted discount rates used to compute the present value of the expected net cash flows of individual intangible assets, based on PHLX’s weighted average cost of capital, ranged from 12.0% to 12.5%. These discount rates were determined after consideration of PHLX’s rate of return on debt and equity and the weighted-average return on invested capital. In estimating the remaining useful lives of the intangible assets, NASDAQ OMX considered the six factors presented in paragraph 11 of SFAS 142 and an analysis of the intangible assets’ relevant historical attrition data.

Pro forma adjustments

a) To adjust the book value of PHLX assets to their estimated fair value and record amortization expense on PHLX intangible assets. The preliminary allocations are as follows (in millions):

	Value	Estimated Average Remaining Useful Life (in Years)	Estimated Annual Depreciation and Amortization Expense for 2007	Estimated Three Month Depreciation and Amortization Expense for 2008
Intangible assets:
Exchange and futures registrations	$198.5	Indefinite	#	#
Customer relationships	119.5	19-23 years	$5.7	$1.4
Technology	10.6	1-3 years	5.3	1.4
Trade name	6.4	Indefinite	#	#

Total depreciation and amortization expense			$11.0	$2.8

Total intangible assets	$335.0

#	Not Applicable

Exchange and Futures Registrations

The exchange and futures registrations represent licenses that provide PHLX with the ability to operate its equity and options exchanges. NASDAQ OMX views these intangible assets as perpetual licenses to operate the exchange and futures functions so long as PHLX meets certain regulatory requirements. NASDAQ OMX selected a variation of the income approach called the Greenfield Approach to value the self-regulatory organization, or SRO, exchange registration and the cost approach to value the Philadelphia Board of Trade, or PBOT, futures registration. PBOT is a subsidiary of The Philadelphia Stock Exchange, Inc.

An indefinite life was assumed for these registrations as PHLX is the oldest securities exchange in the United States. Furthermore, since no legal, contractual, competitive, economic, or other factors limit the useful life of these intangible assets, NASDAQ OMX considered the useful life of the exchange and futures registrations to be indefinite. We assessed the factors listed in paragraph 11 of SFAS 142 in making this indefinite life determination.

SRO Exchange Registration

The Greenfield Approach refers to a discounted cash flow analysis that assumes the buyer is building the exchange operation from a start-up business to a normalized level of operation as of the acquisition date. This discounted cash flow model considers the required resources and eventual returns from the build-out of an operational exchange and the acquisition of customers, once the exchange registration is obtained. The advantage of the approach is that it reflects the actual expectations that will arise from an investment in the registration and it directly values the registration. The Greenfield Approach relies on assumptions regarding projected revenues, margins, market share, capital expenditures, depreciation, and working capital during the two year pre-trade phase, the 10 year ramp-up period, and the terminal period.

A steady state projection for PHLX was established first. The projection excluded revenue from options and clearing. A steady state projection was used starting in year 12 based on the assumption that a stock exchange can expect to reach normalized operations at this time. In the terminal year, NASDAQ OMX assumed a market share equal to 80.0% of current projections. This is because PHLX would be a late entrant into this business and would not achieve the same market penetration they currently enjoy given their long history. It also reflects what a market participant would be able to achieve by the end of the 10 year ramp-up period. A terminal growth rate of 3.0% was chosen as a reasonable estimate of the growth rate of the stock exchange industry on a long-term basis.

NASDAQ OMX divided the costs into fixed costs and variable costs. Annual fixed costs were estimated to grow steadily from $20 million in 2008 to $50 million in 2019. Variable costs were estimated as a proportion of the revenue.

Based on historical working capital levels and a review of working capital for comparable companies operating in the industry, working capital for a typical market participant, as a percentage of incremental revenue, is projected to be approximately 34.0%.

The cash flows were then tax-effected at a rate of 40.0%, and a discounted tax amortization benefit was added to the fair value of the asset under the assumption that the SRO exchange registration would be amortized for tax purposes over a period of 15 years.

The following is a summary of the indicated fair value for the SRO exchange registration:

(in millions)	SRO Exchange Registration
Sum of costs	$160.0
Discounted tax amortization benefit	38.0

Indicated fair value	$198.0

PBOT Futures Registration

The fair value of PBOT futures registration was valued using the cost approach, specifically the replacement cost new approach, to determine the current cost to purchase or replace the futures registration. This valuation methodology is based on the concept that a prudent investor would pay no more for an asset than the amount necessary to replace the asset.

The following is a summary of the indicated fair value for PBOT futures registration:

(in millions)	PBOT Futures Registration
Sum of costs	$0.4
Discounted tax amortization benefit	0.1

Indicated fair value	$0.5

Customer Relationships

Customer relationships represent the non-contractual and contractual relationships that PHLX has with its members. PHLX’s customer relationships were valued using the income approach, specifically an excess earnings method. This valuation approach relied on assumptions regarding projected revenues, attrition rates, and operating cash flows for its customers, which were projected up to 35 years.

NASDAQ OMX assumed annual revenue attrition of 5.0% for the customers and that 95.0% of the projected revenue growth came from existing customer relationships. Charges for contributory assets were taken, and the tax-effected cash flows were discounted at a rate of 12.5%.

The cash flows were then tax-effected at a rate of 40.0%, and a discounted tax amortization benefit was added to the fair value of the asset under the assumption that the customer relationships would be amortized for tax purposes over a period of 15 years.

The following is a summary of the indicated fair value for the customer relationships asset:

(in millions)	Total
Sum of discounted cash flows	$97.1
Discounted tax amortization benefit	22.4

Indicated fair value	$119.5

The estimated remaining useful life captures 90.0% to 95.0% of the present value of the cash flows generated by the customer relationships. The remaining useful life was determined based on an analysis of the historical attrition rates of PHLX customers and paragraph 11 of SFAS 142, which included an analysis of the legal, regulatory, contractual, competitive, economic, or other factors that limit the useful life of this intangible asset. The useful life of customer relationships is addressed in the section below, “Customer Relationships and Technology Lives.”

Technology – XL, PBOT, XLE, and SCCP

NASDAQ OMX acquired five technologies from PHLX: XL, PBOT, XLE, SCCP, and certain supporting technologies. These technologies represent the existing portfolio of software technologies that PHLX had developed or acquired and currently uses to operate its exchange.

NASDAQ OMX will develop new integrated trading functions based on existing NASDAQ OMX technologies, and accordingly will either re-platform or discontinue using PHLX’s XL, PBOT, XLE, and SCCP technologies while incorporating several supporting, peripheral technologies into the revised platform. The fair values of the technologies being re-platformed or discontinued were valued using the income approach, specifically the relief from royalty approach, relying on publicly available information to determine the royalty rate that PHLX would have to pay a third-party for the use of the technologies. This valuation methodology is based on the concept that because PHLX owns the technologies, it does not have to pay a third-party for the right to license the technology.

NASDAQ OMX researched public documents and accessed the Royalty Source database for license agreements involving similar trade names in the financial services industries. The guideline sample of license agreements yielded a range of royalty rates extending from 0.25% to 40.0% for financial services technologies. Based on the functionality of the technologies, NASDAQ OMX estimated the royalty rates to be 8.0% for XL, XLE, and SCCP technologies and 5.0% for PBOT technology.

The cash flows were then tax-effected at a rate of 40.0%, and a discounted tax amortization benefit was added to the fair value of the asset under the assumption that the technologies would be amortized for tax purposes over a period of 15 years.

The following is a summary of the indicated fair value for XL, PBOT, XLE, and SCCP technologies:

	XL	PBOT	XLE	SCCP	Total
			(in millions)
Sum of discounted cash flows	$6.2	$0.0	$0.0	$0.0	$6.2
Discounted tax amortization benefit	1.4	0.0	0.0	0.0	1.4

Indicated fair value	$7.6	$0.0	$0.0	$0.0	$7.6

The estimated useful life of the technologies was based on discussions with PHLX management as to the likely duration of benefit to be derived from the technology. Since NASDAQ OMX will be re-platforming most of the existing technologies, NASDAQ OMX considered the migration cycle for re-platforming the existing technologies. NASDAQ OMX also gave consideration to paragraph 11 of SFAS 142 and to the pace of the technological changes in the industries in which PHLX sells its products.

Technology – Supporting

The fair values of certain supporting technologies were valued using the cost approach, specifically the replacement cost new approach, to determine the current cost to purchase or replace the supporting technologies. This valuation methodology is based on the concept that a prudent investor would pay no more for an asset than the amount necessary to replace the asset.

The following is a summary of the indicated fair value for the supporting technologies:

(in millions)	Supporting
Sum of estimated replacement costs	$2.5
Discounted tax amortization benefit	0.5

Indicated fair value	$3.0

Trade Name

In valuing PHLX’s trade names and trademarks, we used the income approach, specifically the relief from royalty approach, relying on publicly available information to determine the royalty rate that PHLX would have to pay a third-party for the use of the trade name. This valuation methodology is based on the concept that because PHLX owns the trade name, it does not have to pay a third-party for the right to use the trade name.

NASDAQ OMX researched public documents and accessed the Royalty Source database for license agreements involving similar trade names in the financial services and technology industries. The guideline sample of license agreements yielded a typical royalty rate of 0.5% for financial services companies.

The cash flows were then tax-effected at a rate of 40.0%, and a discounted tax amortization benefit was added to the fair value of the asset under the assumption that the trade name would be amortized for tax purposes over a period of 15 years.

The following is a summary of the indicated fair value for the trade name asset:

(in millions)	Total
Sum of discounted cash flows	$5.2
Discounted tax amortization benefit	1.2

Indicated fair value	$6.4

Customer Relationships and Technology Lives

The following summarizes the methodologies and assumptions NASDAQ OMX used to estimate the remaining economic lives of the customer relationships and technology.

a. The expected use of the asset by the entity—As previously discussed, most of the existing technology will be re-platformed or discontinued in the next two years. The determination of the useful life of supporting technologies was based on the historical development and life cycles of existing technology products within NASDAQ OMX.

b. The expected useful life of another asset or group of assets to which the useful life of the intangible asset may relate—The useful lives of the technology and customer relationships assets are not significantly impacted by any other asset or group of assets. The life of the customer relationships is about 19 to 23 years. For technology, the existing technologies will be re-platformed in the next 0.25 to two years whereas supporting technologies have a 5 year life.

c. Any legal, regulatory or contractual provisions that may limit the useful life—We are not aware of any.

d. Any legal, regulatory or contractual provisions that enable renewal or extension of the asset’s legal or contractual life without substantial cost—We are not aware of any other legal, regulatory, or contractual provisions that may impact the lives of the customer relationships and technology.

e. The effects of obsolescence, demand, competition, and other economic factors—Since NASDAQ OMX will re-platform most of the existing technologies, they would become obsolete in approximately 0.25 to two years. The life cycles were based on the business plans to re-platform the existing technologies within NASDAQ OMX and PHLX. With regards to the customer relationships, an analysis of attrition rates was performed based on historical information.

f. The level of maintenance expenditures required to obtain the expected future cash flows from the asset. PHLX expects to incur research and development expenses to maintain its technology. With respect to the customer relationships, PHLX incurs little, if any, sales and marketing expenses to maintain the current customers. NASDAQ OMX believes that historically the research and development have maintained the quality of its products and services, thus contributing to the shorter life.

Deferred Tax Liability

A $5.0 million current deferred tax liability and a $147.9 million non-current deferred tax liability (total deferred tax liability of $152.9 million) has been set up against the $335.0 million value of PHLX’s assets outlined in the above table. The deferred tax liabilities represent the tax effect of the difference between the estimated assigned fair value of the acquired intangible assets ($335.0 million) and the tax basis ($0) of such assets. The estimated amount of $152.9 million is determined by multiplying the difference of $335.0 million by the U.S. effective tax rate of 45.66%.

b) To adjust general, administrative and other expense for non-recurring charges recorded by PHLX in 2007 of $3.1 million related to the payment for a class action lawsuit that was settled in 2007 and $2.5 million expense related to additional PHLX Board of Governors meeting fees. The additional meeting expense was related to the acquisition by NASDAQ OMX. The total adjustment to general, administrative and other expense totaled $5.6 million.

c) To adjust debt obligations for the borrowing of $650.0 million ($24.4 million short-term and $625.6 million long-term) under our senior secured term loan facility to finance the $652.0 million cash payment for the acquisition of PHLX. NASDAQ OMX utilized cash on hand for the difference between the cash purchase price of $652.0 million and the debt financing of $650.0 million and also utilized $43.0 million of cash on hand for both the acquisition and acquisition-related costs. The term loan has a variable interest rate.

Pro forma interest expense resulting from our additional debt obligation is as follows (dollars in millions):

	Year Ended December 31, 2007		Three Months Ended March 31, 2008
Average term loan borrowing (i)	$647.0	(1)	$625.6 (1)
Interest rate (average 3 month LIBOR plus spread of 2.0%) (ii)	7.36%		6.33%
Months outstanding (iii)	12/12		3/12

Pro forma adjustment (i)* (ii)*(iii)	$47.6		$9.9

(1)

The terms of our senior secured term loan facility contain a mandatory principal payment of $12.2 million each quarter beginning September 30, 2008. We have incorporated these payments in our average outstanding debt obligation as of December 31, 2007 and March 31, 2008 as if they began on September 30, 2007, in order to calculate interest expense for the periods then ended.

A 1.0% increase in the variable interest rate on the senior secured term loan facility would result in additional pro forma interest expense of $6.5 million for the year ended December 31, 2007 and $1.6 million for the three months ended March 31, 2008.

d) To record an income tax benefit of $26.0 million for the year ended December 31, 2007 and $5.8 million for the three months ended March 31, 2008 based on the PHLX pro forma income statement adjustments related to the following items (in millions):

December 31, 2007	Jurisdiction	Amount		Tax Rate	Tax Benefit
Depreciation and amortization	U.S.	$11.0		45.66%	$5.0
General, administrative and other	U.S.	(1.6	) (1)	45.66%	(0.7)
Interest expense	U.S.	47.6		45.66%	21.7

Total		$57.0			$26.0

(1)	Of the $5.6 million pro forma adjustment to general, administrative and other expense, $1.6 million is tax deductible and included in the pro forma tax adjustment.

March 31, 2008	Jurisdiction	Amount	Tax Rate	Tax Benefit
Depreciation and amortization	U.S.	$2.8	45.66%	$1.3
Interest expense	U.S.	9.9	45.66%	4.5

Total		$12.7		$5.8

Note 4. Equity Investment in DIFX

As part of the Transactions, we also acquired 33 1/3% of the equity of DIFX in exchange for $50 million of cash consideration to DIFX and the entry into certain technology and trademark licensing agreements. These agreements are intended to be nontransferable and perpetual, subject to various exceptions. The agreements grant to DIFX and/or its affiliates rights to use or sublicense certain intellectual property (including, in some instances, on an exclusive basis). We will also be responsible for 50% of any additional capital contribution calls made by DIFX, subject to a maximum aggregate additional commitment by us of up to $25 million.

Included in the NASDAQ OMX historical balance sheet as of March 31, 2008 is our equity method investment in DIFX, for approximately $128 million. Our investment includes $50 million of cash consideration and the contribution of certain licenses related to our technology, or technology licenses, and the Nasdaq trade name with a gross value of $117 million (net value of $78 million after reduction by the portion of economic interest retained through our 33 1/3% equity investment in DIFX). Upon the concurrent closing of the Transactions, we recognized a non-recurring pre-tax gain of $26 million ($15.7 million after-tax) in the first quarter of 2008 on the transfer of the Nasdaq trade name asset. In accordance with Regulation S-X, we have excluded this $26 million gain and related tax effect from the December 31, 2007 and March 31, 2008 unaudited pro forma condensed combined statements of income as it represents a material non-recurring charge. In addition, as discussed below, we recorded deferred revenue of $52 million related to the transfer of the technology licenses and will ratably recognize this revenue over a seven year period, which is an estimate of the relevant period for which service will be provided to DIFX.

The basis of the estimated fair values of the technology licenses and the Nasdaq trade name and the calculation of deferred revenue on the technology licenses and the calculation of the Nasdaq trade name pre-tax and after-tax gains are presented below.

Estimated Fair Value of Licenses related to Technology and Calculation of Deferred Revenue

Estimated Fair Value of Technology Licenses

The technology licenses contributed to DIFX was valued using the cost savings method. As part of the Transactions, DIFX was granted the rights to use or sublicense certain intellectual property (including in some instances, on an exclusive basis) for use in DIFX’s operations in certain territories. Furthermore, DIFX can sublicense current or future commercially available technologies owned by NASDAQ OMX to any of its affiliated entities. Nasdaq estimated the hypothetical after-tax license fees saved by DIFX based on similar license agreements. The applicable license fees saved by the affiliated entities were based on the analysis of likely licensors of commercially available technologies. A hypothetical license agreement with DIFX and their affiliated entities was assumed to span a period of five years, and the license fees were assumed to be paid at the beginning of each period. The tax rate in Dubai is zero. The tax-effected license fee savings cash flows were discounted at a rate of 19.1%. The discount rate was developed using the comparable public company data and economic data reflecting the risk environment in DIFX’s market area. The discount rate was based on the capital asset pricing model and represents the weighted-average cost of capital.

The fair value of the technology licenses was determined to be approximately $78 million.

Calculation of Deferred Revenue

As part of the perpetual technology license agreement, we are obligated to provide DIFX with additional unspecified software developed or marketed by NASDAQ OMX in the future. As such, we have deemed our contribution of technology to be an “in-substance subscription” in accordance with SOP 97-2, “Software Revenue Recognition.” As such, revenue that is earned as a result of the license agreement will be recognized ratably over its estimated economic useful life. We have recorded deferred revenue equal to the fair value of the technology licenses. The deferred revenue will be reduced by the portion of the economic interest retained since we will have a 33 1/3% equity investment in DIFX and the deferred revenue will be recognized ratably over the estimated economic useful life of the technology licenses, which is seven years.

Calculation is as follows:

•	$78 million value to technology licenses *66 2/3% interest sold = $52 million.

As noted above, the $52 million will be recognized ratably over the estimated economic useful life of the technology licenses which is estimated to be seven years. As the recognition of this revenue is considered a recurring item, we have included a pro forma adjustment to revenue of $7.4 million ($4.5 million after-tax) for the year ended December 31, 2007 and $1.2 million ($0.7 million after-tax) for the period ended February 26, 2008 in the unaudited pro forma condensed combined statements of income.

Estimated Fair Value of License related to the Nasdaq Trade Name and Calculation of Gain on Transfer of the Nasdaq Trade Name

Estimated Fair Value of Nasdaq Trade Name

Nasdaq used the relief from royalty method in valuing DIFX’s right to the Nasdaq trade name. As a part of the Transactions, DIFX received rights to use the Nasdaq trade name. The valuation methodology used is based on the after-tax royalties saved by DIFX because of the licensing agreement. The royalty rate used was selected after researching publicly available information on license agreements involving similar trade names. Based on these license agreements, a royalty rate of 3.0% was selected, which was multiplied by DIFX’s projected revenue stream to derive the after-tax royalty savings. The tax rate in Dubai is zero. The resulting after-tax royalty savings were discounted using a rate of 19.1%, which represents the weighted average cost of capital.

The fair value of the license related to the Nasdaq trade name was determined to be approximately $39 million.

Calculation of Gain on Transfer of Asset

As noted above, the fair value of the license related to the Nasdaq trade name was approximately $39 million and had a zero carrying value on Nasdaq’s books and records prior to the transfer. The contribution of the Nasdaq trade name is considered an exchange of monetary assets in accordance with EITF 01-02 “Interpretations of APB Opinion No. 29”, therefore we determined that a gain should be recognized for the difference between Nasdaq’s carrying value and the fair value of this contributed asset. This gain is reduced by the portion of economic interest retained since we will have a 33 1/3% equity investment in DIFX, resulting in a gain of $26.0 million (15.7 million after-tax)

The pre-tax gain was calculated as follows:

•	$39 million value to trade name *66 2/3% interest sold = $26 million.

The after-tax gain was calculated as follows:

•	$26 million gain less taxes at 39.55% ($10.3 million) = $15.7 million.

DIFX Loss Calculation

Under the equity method of accounting, we recognized a loss of $7.4 million (4.5 million after-tax) for the year ended December 31, 2007 and $1.4 million ($0.8 million after-tax) for the period ended February 26, 2008 on our investment in DIFX. The loss was calculated as 33 1/3% of DIFX’s net loss for the respective periods. DIFX recorded a loss of $22.2 million for the year ended December 31, 2007 and $4.3 million for the three months ended March 31, 2008, under IFRS. The difference between IFRS and U.S. GAAP was immaterial. The amortization expense related to identified finite lived intangible assets was immaterial.

Note 5. OMX Pro Forma Adjustments

(a) To record amortization expense on OMX intangible assets (in millions):

	Value		Estimated Average Remaining Useful Life (in Years)	Estimated Annual Depreciation and Amortization Expense for 2007		Estimated Depreciation and Amortization Expense for the period January 1, 2008 through February 26, 2008, adjusted(3)
Intangible assets:
Exchange registrations	$1,143.7		Indefinite	#		#
Trade name	195.7		Indefinite	#		#
Customer relationships:
Issuer/Market Services	439.9		22-28 years	$17.6		$3.0
Market Technology	65.3		22-26 years	2.7		0.1

Total customer relationships	505.2			20.3		3.1
Market technology:
Developed	28.7		3 years	9.6		0.5
New	4.5		9 years	—	(2)	—	(2)

Total market technology	33.2			9.6		0.5

Total intangible assets	$1,877.8	(1)

Total depreciation and amortization expense				$29.9		$3.6	(3)

# —Not Applicable

(1)

As we finalize the factors and assumptions that we obtained to determine the purchase price allocation, the fair values of certain purchased intangible assets were adjusted resulting in a decrease of $163.6 million. The adjusted fair value of purchased intangible assets is $1,877.8 million. Based on the adjusted fair values, current and non-current deferred tax liabilities decreased $6.6 million and $58.1 million, respectively, and goodwill increased $98.9 million. We have not finalized the allocation of the purchase price related to the OMX business combination and expect there to be further adjustments to goodwill within one year from the purchase date.

(2)	The new technology asset is not in production, therefore we have not recorded amortization expense related to this intangible asset.

(3)

Based on our preliminary estimate of the fair values of intangible assets, NASDAQ OMX recorded $3.9 million of amortization expense related to OMX’s intangible assets in our historical condensed consolidated statement of income for the three months ended March 31, 2008. As noted in footnote (1) above, as we finalize the factors and assumptions that we obtained to determine the purchase price allocation, the fair values of certain purchased intangible assets were adjusted and are stated above. Based on the adjusted fair values, the estimated amortization expense for the three months ended March 31, 2008 is $7.5 million. Therefore, $3.6 million ($7.5 million less $3.9 million) of amortization expense was recorded in the pro forma condensed combined statement of income for the period January 1, 2008 through February 26, 2008.

In performing the preliminary purchase price allocation, Nasdaq considered, among other factors, the intention for the future use of the acquired assets, analyses of historical financial performance, and an estimate of the future performance of OMX’s business. The preliminary estimate of the fair values of intangible assets is based, in part, on a valuation using an income or cost approach, as appropriate. The risk-adjusted discount rates used to compute the present value of the expected net cash flows of individual intangible assets were based on OMX’s weighted average cost of capital, which ranged from 7.8% to 9.6%. These discount rates were determined after consideration of OMX’s rate of return on debt and equity and the weighted-average return on invested capital. In estimating the remaining useful lives of the intangible assets, we considered the six factors presented in paragraph 11 of SFAS 142 and an analysis of the intangible assets’ relevant historical attrition data.

Exchange and Clearing Registrations

The exchange and clearing registrations represent licenses that provide OMX with the ability to operate its equity and derivative exchanges as well as the clearing function. Nasdaq views these intangible assets as a perpetual license to operate the exchanges so long as OMX meets its regulatory requirements. Nasdaq selected a variation of the income approach called the Greenfield Approach to value the exchange and clearing registrations. The Greenfield Approach refers to a discounted cash flow analysis that assumes the buyer is building the exchange and clearing operations from a start-up business to a normalized level of operations as of the acquisition date. This discounted cash flow model considers the required resources and eventual returns from the build-out of operational exchanges and the acquisition of customers, once the exchange and clearing registrations are obtained. The advantage of the approach is that it reflects the actual expectations that will arise from an investment in the registrations and it directly values the registrations. The Greenfield Approach relies on assumptions regarding projected revenues, margins, capital expenditures, depreciation, and working capital during the two year pre-trade phase, the 10 year ramp-up period as well as the terminal period.

A steady state projection for OMX was established first. The projection included synergies that a market participant buyer could realize. Since OMX has a strong market position, Nasdaq assumed that the projected revenues represent nearly 100.0% of the potential market until 2019, and that a market participant would be able to achieve 90.0% of the market within the 12 year ramp-up period. A terminal growth rate of 4.0% was chosen as a reasonable estimate of the growth rate of the stock exchange industry on a long-term basis. A steady state projection was used starting in year 12 based on the assumption that a stock exchange can expect to reach normalized operations at this time.

Nasdaq characterized the costs into fixed costs, variable costs, and technology costs. Annual fixed costs remained constant throughout the projection at approximately $135.8 million, which represents 50.0% of normalized costs. The remaining 50.0% of the costs were variable costs, which were estimated as a proportion to the revenue. It was estimated that OMX would have to incur approximately $200.0 million in upfront technology to start the exchanges, and ongoing maintenance technology costs would be equal to 15.0% of revenues thereafter.

The initial capital expenditures in years one and two reflect the costs associated with obtaining the fixed assets and the minimal regulatory fees required to start exchanges. Subsequent annual capital expenditures and depreciation were estimated at 6.1% of the revenue, assuming that maintenance capital expenditures are required to replace the depreciated fixed assets. Nasdaq also assumed that the exchanges would require $100.0 million of initial clearing capital which would increase to $300.0 million by the time the exchange reached normalized operations.

Based on historical working capital levels and a review of working capital for comparable companies operating in the industry, working capital for a typical market participant, as a percentage of incremental revenue, is projected to be approximately 12.5%.

The cash flows were then tax-effected at a rate of 25.0%, and a discounted tax amortization benefit was added to the fair value of the asset under the assumption that the exchange registrations would be amortized for tax purposes over a period of seven years.

An indefinite life was assumed for these registrations as the exchanges have operated, in some cases, for more than 140 years and the authorization to operate these exchanges is perpetual so long as OMX meets its regulatory requirements. Furthermore, since no legal, contractual, competitive, economic, or other factors limit the useful life of these intangible assets, Nasdaq considered the useful life of the exchange and clearing registrations to be indefinite. As noted above, we assessed the factors listed in paragraph 11 of SFAS 142 in making this indefinite life determination.

The fair value of the exchange registrations was determined to be approximately $1,143.7 million.

Trade Name

Nasdaq has incorporated OMX into three reporting segments - Issuer Services, Market Services, and Market Technology. The OMX trade name was valued as used in each of these reporting segments. The trade name represents the value of the market recognition of quality service that OMX and its predecessor entities have developed in their 140 years of operation. In valuing the acquired trade names, we used the income approach, specifically the relief from royalty approach, relying on publicly available information to determine the royalty rate that OMX would have to pay a third-party for the use of the trade name. This valuation methodology is based on the concept that because OMX owns the trade name, it does not have to pay a third-party for the right to use the trade name.

Nasdaq researched public documents and accessed the Royalty Source database for license agreements involving similar trade names in the financial services and technology industries. The guideline sample of license agreements yielded a range of royalty rates extending from 0.5% to 2.0% for financial services and technology companies. Based on the margins of the reporting segments, Nasdaq estimated the royalty rates to be 2.0% for Issuer Services, 2.0% for Market Services, and 0.5% for Market Technology.

The cash flows were then tax-effected at a rate of 25.0%, and a discounted tax amortization benefit was added to the fair value of the asset under the assumption that the trade name would be amortized for tax purposes over a period of seven years for Issuer Services and Market Services and five years for Market Technology.

The following is a summary of the indicated fair value for the trade name asset:

	Issuer Services	Market Services	Market Technology	Total
	(in millions)
Sum of discounted cash flows	$17.8	$126.3	$15.0	$159.1
Discounted tax amortization benefit	4.1	28.6	3.9	36.6

Indicated fair value	$21.9	$154.9	$18.9	$195.7

Customer Relationships

Customer relationships represent the non-contractual and contractual relationships that OMX has with issuers, traders, information vendors, and technology customers. OMX’s customer relationships were valued using the income approach, specifically an excess earnings method. This valuation approach relied on assumptions regarding projected revenues, attrition rates, and operating cash flows for each customer type, which were projected up to 45 years.

The following chart depicts OMX’s primary revenue streams and how the 2008 revenues were divided amongst the three customer relationship intangible assets:

	Issuer Services	Market Services	Market Technology	Unallocated
	(in millions)
The Nordic Exchange
Trading revenues		100%
Issuers’ revenues	100%
Other revenues				100%
Information Services
Information sales		100%
Revenues from Baltic Markets		100%
Revenues from Broker Services		100%
Other revenues				100%
Market Technology
License, support, and project revenues			75%	25%
Facility management services revenues			75%	25%
Other revenues				100%

For operating income, Nasdaq assumed that the weighted-average growth for existing customers was 20.0% for each reporting segment. Nasdaq also adjusted for synergies that would be available to the typical market participant, as well as the cost savings, assumed to be 2.0% of revenue, related to servicing an existing customer base versus a future revenue base.

Nasdaq assumed annual revenue attrition of 5.0% for the customers for all reporting segments, as well as charges for contributory assets. The tax-effected cash flows were discounted at a rate of 9.6%, 10.1%, and 8.0% for Issuer Services, Market Services, and Market Technology, respectively.

The cash flows were then tax-effected at a rate of 25.0%, and a discounted tax amortization benefit was added to the fair value of the asset under the assumption that the customer relationships would be amortized for tax purposes over a period of seven years for Issuer and Market Services and five years for Market Technology.

The following is a summary of the indicated fair value for the customer relationship assets:

	Issuer Services	Market Services	Market Technology	Total
	(in millions)
Sum of discounted cash flows	$103.3	$256.4	$51.7	$411.4
Discounted tax amortization benefit	23.3	56.9	13.6	93.8

Indicated fair value	$126.6	$313.3	$65.3	$505.2

The estimated remaining useful life captures 90.0% to 95.0% of the present value of the cash flows generated by each customer relationship. The remaining useful life was determined based on an analysis of the historical attrition rates of OMX customers and paragraph 11 of SFAS 142, which included an analysis of the legal, regulatory, contractual, competitive, economic, or other factors that limit the useful life of this intangible asset. The useful life is addressed in the section below, which discusses the assessment of the lives of the customer relationships and market technology.

Technology – Licensed to Third Parties

Nasdaq acquired two types of technology from OMX, developed and new. The developed technology represents the existing portfolio of software technologies that OMX had developed or acquired. These software technologies are licensed to more than 60 external unrelated customers and are also currently used internally by OMX. The new technology includes Genium. Our future technology platform is an ongoing effort as we further evaluate both Nasdaq and OMX technologies. NASDAQ OMX has refocused the development of Genium to combine our INET (Nasdaq’s current trading platform) and CLICK technologies with the original Genium concepts and components. Ongoing Genium development will predominantly incorporate our core INET functionality, including order routing that will be deployed in the new NASDAQ OMX Pan-European Market. We will develop new integrated trading and clearing functions based on CLICK and SECUR, and the Genium platform will include Genium Market Info, our information dissemination solution. The Nordic Exchange will begin the migration to the Genium platform in 2010. The fair values of the technologies licensed to third parties were computed using the income approach, specifically the excess earnings approach. This valuation approach relied on assumptions regarding projected revenues, operating cash flows and core technology charges for each technology, which were projected over three years for developed technology and over 10 years for new technology.

The technology revenue streams include 75.0% of license, support, and project revenues and facility management services revenues. Nasdaq assumed that certain customers will gradually start migrating from the existing technology to Genium starting in 2010 and will be almost fully migrated to Genium by 2014.

The projected margins for the technology business are consistent with the overall Market Technology business but are adjusted for research and development, or R&D, costs spent on each technology. Nasdaq assumed that for developed technology, 2.0% of the overall expenses were related to R&D associated with developed technology, and that for new technology, 10.0% of the overall expenses were related to R&D associated with developed technology.

A contributory asset charge for the use of other assets was deducted from the after-tax operating income yielding the excess earnings generated by the technologies, which were discounted at a rate of 8.0% for developed and new technologies.

The cash flows were then tax-effected at a rate of 25.0%, and a discounted tax amortization benefit was added to the fair value of the asset under the assumption that the technology would be amortized for tax purposes over a period of five years.

The fair value of the new technology was adjusted for the INET components that Nasdaq and OMX are incorporating into Genium, which represented approximately 96.0% of value.

The following is a summary of the indicated fair value for the technology asset:

	Developed Technology	New Technology
	(in millions)
Sum of discounted cash flows	$0.5	$36.7
Discounted tax amortization benefit	0.1	9.6

Indicated fair value	0.6	46.3
Value Adjustment for Nasdaq and OMX	—	(44.7)

Indicated fair value	$0.6	$1.6

The estimated useful life of the developed and new technology was based on discussions with OMX management as to the likely duration of benefit to be derived from the technology. Nasdaq considered such factors as the migration cycle from the existing technology to Genium, the estimated research and development costs, and the development of future generations of technology. Nasdaq also gave consideration to paragraph 11 of SFAS 142 and to the pace of the technological changes in the industries in which OMX sells its products.

Technology – Internal Use

The fair values of the internally used technology were valued using the income approach, specifically the relief from royalty approach, relying on publicly available information to determine the royalty rate that OMX would have to pay a third-party for the use of the technologies. This valuation methodology is based on the concept that because OMX owns the technologies it does not have to pay a third-party for the right to license the technology.

Nasdaq researched public documents and accessed the Royalty Source database for license agreements involving similar trade names in the financial services and technology industries. The guideline sample of license agreements yielded a range of royalty rates extending from 0.25% to 40.0% for financial services technologies. Based on the functionality of the technologies, Nasdaq estimated the royalty rates to be 5.0% for the developed and new technology.

The cash flows were then tax-effected at a rate of 25.0%, and a discounted tax amortization benefit was added to the fair value of the asset under the assumption that the technologies would be amortized for tax purposes over a period of seven years.

The fair value of the new technology was adjusted for the INET components that Nasdaq and OMX are incorporating into Genium, which represented approximately 96.0% of value.

The following is a summary of the indicated fair value for the internally licensed existing and new technologies:

	Developed Technology	New Technology
	(in millions)
Sum of discounted cash flows	$22.9	$66.4
Discounted tax amortization benefit	5.2	15.0

Indicated fair value	28.1	81.4
Value Adjustment for Nasdaq and OMX	—	(78.5)

Indicated fair value	$28.1	$2.9

Customer Relationships and Market Technology Lives

The following summarizes the methodologies and assumptions Nasdaq used to estimate the remaining economic lives of the customer relationships and market technology.

a. The expected use of the asset by the entity—As previously discussed, the existing technology will be partially replaced by the Genium technology over the next 6 years. In addition, the existing technology and Genium technology will be obsolete after three and 10 years, respectively. The determination of the useful life of Genium was based on the historical development and life cycles of existing technology products within Nasdaq and OMX.

b. The expected useful life of another asset or group of assets to which the useful life of the intangible asset may relate—The useful lives of the technology and customer relationship assets are not significantly impacted by any other asset or group of assets. The life of the customer relationships varies depending on the customers. The issuers generally have a 22 to 28 year life, the traders/information vendors have a 22 to 28 year life, and the market technology customers have a 22 to 26 year life. For technology, the existing technology has a three year life whereas Genium has a 9 to 10 year life.

c. Any legal, regulatory or contractual provisions that may limit the useful life—We are not aware of any.

d. Any legal, regulatory or contractual provisions that enable renewal or extension of the asset’s legal or contractual life without substantial cost—The market technology customers enter into license and facilities management contracts with a duration of three to 10 years. Such contracts are generally renewed at least once with minimal cost. The useful life of 22 to 26 years was selected based on the fact that many contracts are renewed more than one time, and a majority of the contracts have terms in the eight to 10 year range. We are not aware of any other legal, regulatory, or contractual provisions that may impact the lives of the customer relationships and market technology.

e. The effects of obsolescence, demand, competition, and other economic factors—Genium will be introduced both internally and externally beginning in 2010 and will be fully operational by 2009. The existing technology would become obsolete in approximately three years. In addition, Genium would become obsolete in approximately ten years should OMX not invest in upgrades and improvements. The life cycles were based on the historical development and life cycles of existing software products within Nasdaq and OMX.

With respect to the customer relationships, the issuers are generally loyal to their home country and, as such, list on the local exchanges. Most delistings relate to mergers or acquisitions rather than competition. However, within Europe, there has been increased competition with respect to the trading business, resulting in higher attrition rates for the listing/information vendor business. Finally, for the market technology customers, OMX faced competition from exchanges that choose to develop their own exchange technologies. The present competition does not have a large impact on the life cycle as customers typically return due to better pricing options and the high cost of changing providers.

f. The level of maintenance expenditures required to obtain the expected future cash flows from the asset. OMX expects to incur research and development expenses to maintain its technology. With respect to the customer relationships, OMX incurs sales and marketing expenses to maintain the current customers. Nasdaq believes that historically the research and development and sales and marketing expenses have maintained the quality of its products and services, thus contributing to a longer life.

(b) To eliminate amortization expense of $12.8 million for the year ended December 31, 2007 and $2.2 million for the period ended February 26, 2008 related to the historical intangible assets recorded by OMX.

(c) To adjust debt obligations for the borrowing of $1,050.0 million under our senior secured term loan facility and $475.0 million in 2.50% convertible senior notes by Nasdaq to finance the $1,967.8 million cash payment for OMX and refinance existing debt at OMX of $294.1 million. Nasdaq also utilized cash on hand for the cash payment for OMX and the OMX debt refinancing, which totaled $736.9 million. The senior secured term loan facility has a variable interest rate and the notes have a fixed interest rate.

Pro forma interest expense is as follows (dollars in millions):

	Year Ended December 31, 2007	For the Period January 1, 2008 through February 26, 2008
Average term loan borrowing (i)	$1,045.1 (1)	$1,010.6 (1)
Interest rate (average 3 month LIBOR plus spread of 2.0%) (ii)	7.36%	6.25%
Months outstanding (iii)	12/12	2/12

Pro forma adjustment (i)*(ii)*(iii)	$76.9	$10.5

Convertible note borrowing (iv)	$475.0	$475.0
Interest rate (fixed 2.5%) (v)	2.5%	2.5%
Months outstanding (vi)	12/12	2/12

Pro forma adjustment (iv)*(v)*(vi)	$11.9	$2.0

Total pro forma interest expense	$88.8	$12.5

(1)

The terms of our senior secured term loan facility contain a mandatory principal payment of $19.7 million each quarter beginning September 30, 2008. We have incorporated these payments in our average outstanding debt obligation as of December 31, 2007 and February 26, 2008 as if they began on Septemer 30, 2007, in order to calculate interest expense for the periods then ended.

A 1.0% increase in the variable interest rate on the term loan would result in additional pro forma interest expense of $10.5 million for the year ended December 31, 2007 and $1.7 million for the period January 1, 2008 through February 26, 2008.

As the interest expense calculated above includes the refinancing of the existing OMX debt, we have included pro forma adjustments to remove OMX’s historical interest expense of $21.3 million for the year ended December 31, 2007 and $3.4 million for the period January 1, 2008 through February 26, 2008.

In addition, Nasdaq incurred and paid with cash on hand $46.8 million in debt issuance costs related to the above, which were capitalized as other assets at the time of the combination and will be amortized over five years. We recorded pro forma amortization expense of $9.4 million for the year ended December 31, 2007 and $1.5 million for the period January 1, 2008 through February 26, 2008 in the unaudited pro forma condensed combined statements of income.

(d) NASDAQ OMX owned 98.8% of the outstanding shares of OMX at March 31, 2008 and recorded minority interest for the 1.2% of OMX’s net income from February 27, 2008 through March 31, 2008. For pro forma purposes, we assume that we have a 100.0% ownership in OMX as of January 1, 2007 and therefore excluded $0.2 million of minority interest recorded in the NASDAQ OMX historical condensed combined statement of income for the three months ended March 31, 2008.

(e) To record an income tax benefit of $140.8 million for the year ended December 31, 2007 and $18.1 million for the three months ended March 31, 2008 based on the condensed combined statements of income OMX pro forma adjustments related to the following items (in millions):

December 31, 2007

Item	Jurisdiction	Amount	Tax Rate	Tax Benefit
Depreciation and amortization	Sweden	$(12.8)	28.0%	$(3.6)
Depreciation and amortization	U.S	29.9	39.6%	11.9
Professional and contract services	Sweden	(11.8)	28.0%	(3.3)
Computer operations and data communications	Sweden	(12.9)	28.0%	(3.6)
General, administrative and other	U.S	(5.8)	39.6%	(2.3)
Interest income	U.S	16.3	39.6%	6.4
Interest expense	U.S	40.7	39.6%	16.1
Interest expense	Sweden	(21.4)	28.0%	(6.0)
Loss on foreign currency option contracts	U.S	(7.8)	39.6%	(3.1)
Dividend income	U.S	14.5	35.0%	5.1
Gain on sale of strategic initiative	U.S	431.4	31.0%	133.7
Strategic initiative costs	U.S	(26.5)	39.6%	(10.5)

Total		$433.8		$140.8

March 31, 2008

Item	Jurisdiction	Amount	Tax Rate	Tax Benefit
Depreciation and amortization	Sweden	$(2.2)	28.0%	$(0.6)
Depreciation and amortization	U.S	3.6	39.6%	1.4
Interest income	U.S	6.4	39.6%	2.6
Interest expense	U.S	13.9	39.6%	5.5
Interest expense	Sweden	(3.4)	28.0%	(1.0)
Gain from unconsolidated investees, net	U.S	26.0	39.6%	10.3
Minority interest	U.S	(0.2)	39.6%	(0.1)

Total		$44.1		$18.1

(f) To adjust the weighted average number of shares outstanding used to determine basic and diluted pro forma earnings per share based upon approximately 60.6 million Nasdaq shares issued upon completion of the Transactions. The historical NASDAQ OMX condensed combined statement of income for three months ended March 31, 2008 included the 60.6 million Nasdaq shares issued on February 27, 2008 in the weighted average number of shares outstanding since that date. The additional 37.9 million shares included in the March 31, 2008 unaudited pro forma condensed combined statement of income represents the pro forma weighted average affect of issuing the 60.6 million shares as of January 1, 2007.

For the year ended December 31, 2007, 2.8 million options and 37,753 shares of restricted stock were considered antidilutive and were properly excluded.

For the three month ended March 31, 2008, 2.8 million options and 736 shares of restricted stock were considered antidilutive and were properly excluded.

(g) OMX has incurred direct acquisition-related costs related to the proposed offer, which includes legal and advisory fees. Nasdaq and OMX signed an agreement where Nasdaq will reimburse OMX for such costs. Therefore, under IFRS, OMX has deferred such costs until reimbursed by Nasdaq.

Under U.S. GAAP, since the agreement to reimburse such costs is not unconditional, OMX has recognized these acquisition-related costs incurred as expense in their historical statement of income for the year ended December 31, 2007. As these costs are material non-recurring transactions under Regulation S-X, we recorded a pro forma adjustment to exclude these costs from the pro forma condensed combined statement of income. At December 31, 2007, these direct acquisition costs totaled $11.8 million.

(h) To adjust computer operations and data communications expense for a non-recurring charge of $12.9 million incurred by OMX in 2007 related to a valued added tax surcharge for the support and operations services OMX purchased from other companies within the OMX group.

(i) To adjust interest income earned on the cash received from the sale of our investment in the LSE. Pro forma cash and cash equivalents is net of the cash received from the sale of the LSE investment, as well as cash used for the business combination with OMX and PHLX acquisition (in millions):

	Year ended December 31, 2007	Period ended March 31, 2008
Pro forma cash and cash equivalents (i)	$421.3	$728.6
Average interest income rate (ii)	5.05%	2.06%
Months outstanding (iii)	12/12	3/12

Interest income on pro forma cash balance (i)*(ii)*(iii)	$21.3	$3.7
Historical interest income (iv)	37.6	10.1

Pro forma interest income adjustment (iii)-(iv)	$(16.3)	$(6.4)

Note 6. LSE Related Transactions

(a) In accordance with Regulation S-X, we have excluded the material non-recurring charges or credits and related tax effects related to our investment in the LSE that were included in our historical statement of income for the year ended December 31, 2007. The remaining effects of the LSE Transaction have been included in our pro forma condensed combined statement of income.

The LSE related transactions for the year ended December 31, 2007 included the following (in millions, except dividend per share and exchange rate):

Income (expense)
• Loss on the early extinguishment of debt related to the repayment of our credit facilities		$(5.8)
• Interest expense related to the financing of the purchase of our share capital of the LSE (see 5(b) below for calculation)		(57.4)
• Loss on foreign currency option contracts purchased to hedge the foreign currency exposure on our acquisition bid:
Sale amount	$65.3
Book value	(73.1)	(7.8)

• Dividend income received from the LSE:
5/16/07 dividend per share	£0.12
Shares held	x 61.3
GBP exchange rate	x 1.98	14.5

• Gain on sale of our share capital of the LSE:
Gross proceeds	$1,784.2
Cost basis	(1,334.8)
Costs to sell	(18.0)	431.4

• Strategic initiative costs – these costs include direct acquisition costs, such as legal and advisory, in connection with our strategic initiative related to the LSE including our acquisition bid		(26.5)

See Note 5(e) for the tax impact of the above adjustments.

(b) The determination of the interest expense adjustment is as follows (in millions, except weighted-average interest rate):

December 31, 2007
Weighted-Average Daily Balances
$825.0 million senior credit agreement	$724.6
$434.8 million secured term loan credit agreement	333.5
Weighted-Average Interest Rate
$825.0 million senior credit agreement	7.13%
$434.8 million secured term loan credit agreement	7.13%
Number of Days	270
Interest Expense (calculated on a 360 day convention)
$825.0 million senior credit agreement	38.8
$434.8 million secured term loan credit agreement	17.8
Amortized Financing Fees
$825.0 million senior credit agreement	0.3
$434.8 million secured term loan credit agreement	0.5
Total Interest Expense
$825.0 million senior credit agreement	39.1
$434.8 million secured term loan credit agreement	18.3

$57.4

Note 7. Integration Plan

NASDAQ OMX expects that in the period beginning twelve months following consummation of the PHLX acquisition, this acquisition will be accretive to stockholders, primarily as a result of technology cost savings and other synergies as follows:

•

Both parties believe the acquisition will create substantial value for shareholders, with net pre-tax annual synergies estimated at $51 million. Of this amount, $57 million constitutes estimated cost synergies and $(6) million estimated revenue synergies;

•	Cost synergies will be realized through the rationalization of IT systems and data centers, rationalization of non-IT functions, and reduced capital and procurement expenditure; and

•	Negative Revenue synergies will be realized due to the discontinuation of certain business units.